Press Release

Media and Entertainment.com, Inc. and Winsonic Holdings, Ltd. Sign a Merger and Plan of Reorganization Agreement

Wednesday July 21, 7:00 am ET

ATLANTA--(BUSINESS WIRE)--July 21, 2004--Media and Entertainment.com Inc. (OTCBB:MEDE - News) and Winsonic Holdings Ltd.(www.winsonic.net) signed the Merger and Plan of Reorganization Agreement Friday July 16, 2004. An addendum was also signed that designates August 13, 2004 as the closing deadline to complete the audit and to close the transaction with Winsonic Holdings, Ltd., with Winston Johnson as Media and Entertainment.com, Inc. Chief Executive Officer and sole shareholder of Winsonic Holdings, Ltd., and Media and Entertainment.com, Inc.

The addendum calls for the execution of a plan of reorganization that reflects the combined contracts, assets and liabilities of the two companies as well as the change in beneficial ownership that gives the issuance of a controlling interest to Winsonic Holdings Ltd. The board has also proposed changing the corporate public entity name from Media and Entertainment.com, Inc. to Winsonic Digital Cable Media Group, Ltd. Completion of this merger, subject to the completion of the audit of Winsonic Holdings Ltd. and Winsonic Digital Cable Systems Network, Ltd. (WDCSN), plus the customary closing conditions, is expected to become effective August 13, 2004.

# (“WDCSN”) concentrates on carrier-class high-speed connectivity solutions that bring together a first-class facility around the country along with network, multimedia, and content distribution communication services to its customers, without requiring substantial capital investments.

This deal, when completed, gives MEDE shared value, revenue, strategic assets, network resilience and sustainable growth for its infrastructure and customer base. This agreement meets MEDE strategic planning and growth initiatives and places the company on a course that should lead to increased revenues and earnings. Upon execution of the agreement, the combined companies will offer one of the most comprehensive and cost effective product portfolios in the media and entertainment distribution industry.

About Media and Entertainment.com Inc.

Media and Entertainment.com Inc. is a technology/media company whose audio and video streaming process enables users to view all types of content online, in full-screen format, at very high speeds, superb quality and greatly reduced costs.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, including the completion of the audit of Winsonic and all other closing conditions, as well as, all statements made in the immediate preceding paragraph above. Forward-looking statements may be identified through the use of words such as “expects,” “will,” “anticipates,” “estimates,” “believes,” or statements indicating certain actions “may,” “could,” or “might” occur. Such forward-looking statements involve risks and uncertainties. The actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.

Contact:

     Media and Entertainment.com Inc.

     Winston Johnson, 702-492-1282